UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2004

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events

Shareholder Opposition to Offerings and Request to Negotiate

     On November 19, 2004, Steel Partners II, L.P., which owns approximately 8.9% of our common stock and is our third largest shareholder, sent us a letter, which it made publicly available as part of its amendment of its Schedule 13D, stating that it was withdrawing its offer to negotiate for the purchase of all of our common stock. Steel Partners indicated that it would continue to evaluate its options with respect to its investment in GenCorp, including the possibility of commencing a proxy contest to obtain representation on the board of directors.

Olin Judgment

     On November 22, 2004, the United States Court of Appeals for the Sixth Circuit rendered a decision in the case of GenCorp Inc. v. Olin Corporation. In its decision, the court upheld the decision of the U.S. District Court for the Northern District of Ohio to the effect that we were contributorily liable under CERCLA arising from environmental liability at the Big D Campground landfill site (see additional discussion in Note 11(b) of Notes to Consolidated Financial Statements of our Current Report on Form 8-K dated November 4, 2004). Still pending, before the district court and not addressed in the appellate court decision, are GenCorp’s claims that under the terms of the 1962 Agreement, Olin had a contractual obligation to insure against environmental and other risks and that its failure to protect such insurance payments under these policies precluded Olin from recovery against GenCorp for these remediation costs. Further, GenCorp claims that any failure on Olin’s part to comply with the terms of such insurance policies would result in GenCorp being entitled to breach of contract remedies resulting in a reduction in any CERCLA liability amounts determined to be owed to Olin that would have otherwise been recovered from Olin’s insurance carriers (the Reduction Claims).

     As we have disclosed in previous filings, our total potential liability under the lower court’s judgment is approximately $19 million, plus pre-judgment and judgment interest in the amount of approximately $11 million. If we choose not to appeal the court’s decision and are required to satisfy the judgment, we believe that we will be able to do so out of funds or financing sources available to us.

     We had previously concluded that it was not appropriate to accrue amounts relating to this matter (i) because we believed we would prevail on appeal in the Sixth Circuit case and (ii) because of claims that Olin has pending against its insurers in federal court in New York because (a) if Olin prevails, the Company will ultimately benefit from available insurance proceeds up to potentially the entire amount of any monies we are obligated to pay Olin under CERCLA or (b) if Olin does not prevail, Olin may nevertheless be liable to us for breach of its contractual obligations to provide insurance in an amount up to the entire amount of monies we are obligated to pay Olin under CERCLA.

     We are currently evaluating the appellate court’s decision, which could include filing a petition for rehearing or further appealing the decision. In addition, we are currently evaluating the potential impact that this decision may have to our results of operation and financial position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By: /s/ Mark A. Whitney

Name: Mark A. Whitney
Title: Vice President, Law;
Deputy General Counsel
and Assistant Secretary
Dated: November 22, 2004